Exhibit 99.1

Contact: Nogi A. Asp, Vice President, Finance & CFO BSQUARE Corporation Tel: 425-519-5900 investorrelations@bsquare.com

BSQUARE Reports Second Quarter Results

Revenue increases 16 percent from prior quarter; use of cash slows; non-recurring items increase cash balance

BELLEVUE, WA, July 24, 2003 – BSQUARE Corporation (Nasdaq: BSQR) today reported financial results for the second quarter of 2003, ended June 30. Revenue was $9.4 million, up 16 percent, with a net loss of $743,000 ($0.02 per diluted share), compared to revenue of $8.1 million with a net loss of $6.6 million ($0.18 per diluted share), in the prior quarter. The net loss included a net gain of $2.8 million ($0.07 per diluted share) from restructuring activities. In the second quarter of 2002, the company reported revenue of $9.5 million and a net loss of $12.7 million ($0.35 per diluted share).

In a separate release issued today, the company also announced that Bill Baxter stepped down from chairman and chief executive officer of BSQUARE effective today. Baxter will remain with BSQUARE as chief technology officer focusing on the company’s Power Handheld product and will continue to serve on the company’s board. Brian T. Crowley, who has served as BSQUARE’s vice president of product development, has been named to succeed Baxter as CEO and Don Bibeault, has been named as chairman of the board. A copy of the complete announcement is available at www.bsquare.com. Baxter said these management changes were timed to coincide with the tail end of a lengthy period of restructuring and reorganization and are designed to position BSQUARE for steady growth and a return to profitability within the next 12 months.

“For more than two years, BSQUARE has struggled to adapt itself to the realities of the ongoing slump in technology markets,” Baxter said. “During that time, we have initiated a number of actions aimed at narrowing our business focus, reducing our overhead, and improving our operational efficiency. That effort has resulted in an organization that is just over a third as large as it was at the outset of 2002 and has narrowed its operations to focus on two core lines of business—professional engineering services, or “PES”, and distribution of third-party products—and a single new product: our Power Handheld Reference Design. During the second quarter, we saw significant revenue and margin improvement in our PES business, and the growth that has characterized our distribution business for the past several quarters is continuing in the current quarter. In addition, the development stage of our initial Power Handheld design is nearing completion, and we expect to receive our first commercial orders in the third quarter.”

“The improvement in professional engineering services was driven by several factors, including increased demand, better utilization, and improved pricing—all of which contributed to a significant improvement in service gross margin,” Baxter said. “These improvements are, in part, the result of our ongoing shift in emphasis from bidding on single contracts to building strategic relationships with large OEM and silicon vendors, which represent major opportunities for repeat business. We believe this new focus will continue to drive growth and yield further margin improvement in our services business.”

“Margins on product sales also improved during the quarter. With product revenue up four percent sequentially, product gross margin improved 37 percent from 20.1 percent in first quarter to 26.3 percent in second quarter of 2003. This resulted from increased sales of our own products, such as SDIONow!, and better pricing on Microsoft licenses, which represent the bulk of our product sales. We believe our third-party sales will continue to improve, partially due to increased demand from co-marketing campaigns. Several additional positive trends in our Microsoft licensing business include a significant increase in toolkit sales, which is a leading indicator of product sales as customers typically purchase licenses when they ship devices three to nine months after the tool kit purchase. We are also experiencing growth in the overall embedded Windows market through toolkit and licensing sales to many new customers who have previously not licensed embedded Windows operating systems,” Baxter said.

With respect to Power Handheld, Baxter said he is excited to focus more of his attention on development of the product and taking it to the market. Baxter said he believes Power Handheld will begin to contribute significant revenue in the fourth quarter of 2003.

Along with the company’s operational improvements, vice president of finance and chief financial officer Nogi Asp said management has taken a number of steps that resulted in a reduced use of cash and an improved balance sheet. At the onset of the second quarter, the company expected to use cash of $4 million to $5 million, including $1 million for liabilities related to previous restructurings, but reduced by $2.9 million from an expected refund of prior years’ income taxes. During the quarter, the company used $2.3 million for operations, $1.1 million for restructuring, including lease buy downs that will save the company $3.5 million over the next two years. The company also restricted $2.0 million of cash to secure long lead-time parts for a manufacturer of the Power Handheld. In addition, the company collected $2.8 million from the expected tax refund and received a payment of $1.5 million in connection with the settlement of outstanding litigation. At

June 30, 2003, the company had a balance of $26.5 million of cash, restricted cash, cash equivalents and investments, which is an increase of approximately $1.0 million over the prior quarter.

Conference Call

Management will host the conference call today, Thursday, July 24, 2003, at 2:00 PM Pacific Daylight Time. To access the call, please dial (706) 634-1118 and reference BSQUARE or confirmation #:1817359. The call may also be accessed by web cast at www.BSQUARE.com in the investor relations section. A web cast replay will be available for one year following the call.

About BSQUARE

BSQUARE accelerates the development, deployment, and management of next-generation smart devices and applications. For nearly a decade, BSQUARE has provided more than 150 world-class manufacturers, integrators, and service providers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. The company’s suite of products and services includes Device Development Solutions, Wireless Solutions, and Custom Engineering Services. BSQUARE offers its customers deep expertise in the latest hardware and software, providing critical engineering services that have resulted in the successful launch of hundreds of new products and applications. For more information, visit BSQUARE at www.bsquare.com or call 888-820-4500. .

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our sales, customer prospects, financial goals, revenue targets, cash usage and projected financial results. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services, a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated, adverse changes in macro-economic conditions, our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers, risks associated with the effects of our restructurings and our ability to successfully support our operations, competition and intellectual property risks. In addition, demand for our Power Handheld based devices is uncertain and will be affected by a variety of business and economic conditions, including customer-ordering patterns. Major health concerns, such as the possible spread of the SARS illness, could also adversely affect our manufacturing strategy and customer ordering patterns. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2002 in the section entitled “Risk Factors” and those in our subsequent filing on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS
	June 30,	December 31,
	2003	2002

	(unaudited)
Current assets:
Cash and cash equivalents	$6,037	$11,041
Restricted cash	2,199	2,582
Short-term investments	13,777	18,444
Accounts receivable, net	6,410	6,494
Income taxes receivable	155	2,934
Prepaid expenses and other current assets	1,310	1,966
Deferred income taxes	28	28

Total current assets	29,916	43,489
Furniture, equipment and leasehold improvements, net	2,426	3,124
Restricted cash	4,477	3,358
Investments	335	210
Intangible assets, net	558	850
Deposits and other assets	590	2,566

Total assets	$38,302	$53,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,225	$1,942
Accrued compensation	1,430	3,079
Restructuring costs, current portion	2,426	5,659
Other accrued expenses	2,793	3,204
Deferred income taxes	28	28
Deferred revenue	2,362	1,620

Total current liabilities	11,264	15,532
Restructuring costs, net of current portion	1,086	5,431

Total liabilities	12,350	20,963

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares, issued and outstanding, 37,194,043 shares as of June 30, 2003 and 36,968,128 shares as of December 31, 2002	117,675	117,149
Deferred stock-based compensation	(7)	(15)
Accumulated other comprehensive loss	(199)	(325)
Accumulated deficit	(91,517)	(84,175)

Total shareholders’ equity	25,952	32,634

Total liabilities and shareholders’ equity	$38,302	$53,597

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

	(unaudited)
Revenue:
Service	$3,012	$5,141	$4,980	$11,148
Product	6,369	4,379	12,469	7,068

Total revenue	9,381	9,520	17,449	18,216

Cost of revenue:
Service	2,458	4,551	4,876	8,935
Product	4,691	3,169	9,564	4,220

Total cost of revenue	7,149	7,720	14,440	13,155

Gross profit	2,232	1,800	3,009	5,061
Operating expenses:
Research and development	2,128	5,012	5,231	9,154
Selling, general and administrative	3,559	5,332	7,359	9,926
Acquired in-process research and development	—	—	—	1,698
Amortization of intangible assets	146	688	292	1,109
Impairment of goodwill	—	—	435	—
Restructuring and other related charges	(2,776)	—	(2,776)	2,205

Total operating expenses	3,057	11,032	10,541	24,092

Loss from operations	(825)	(9,232)	(7,532)	(19,031)
Other income (expense), net:
Investment income, net	118	400	306	935
Other income (expense), net	(7)	(1,759)	(87)	(1,759)

Loss before income taxes and cumulative effect of change in accounting principle	(714)	(10,591)	(7,313)	(19,855)
Provision for income taxes	(29)	(2,153)	(29)	(2,124)

Loss before cumulative effect of change in accounting principle	(743)	(12,744)	(7,342)	(21,979)
Cumulative effect of change in accounting principle	—	—	—	(14,932)

Net loss	$(743)	$(12,744)	$(7,342)	$(36,911)
Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.02)	$(0.35)	$(0.20)	$(0.61)
Cumulative effect of change in accounting principle	—	—	—	(0.42)

Basic and diluted loss per share	$(0.02)	$(0.35)	$(0.20)	$(1.03)

Shares used in calculation of loss per share:
Basic and diluted	37,183	36,572	37,106	35,972